EXHIBIT 99.1

Rimage Announces Plan to Change its Name to Qumu

New brand reflects the company’s commitment to enterprise video & rich content market

Minneapolis, MN – June 17, 2013 - Rimage Corporation (NASDAQ: RIMG), the leader in secure multimedia content management and delivery solutions, today announced that it will change its name to Qumu Corporation. The change will take effect in the third quarter of 2013.

The name change reflects the company’s ongoing commitment to the growing multi-billion dollar market for enterprise video and rich content. Rimage’s Qumu business is demonstrating success in this market, and has been recognized by Forrester Research, Inc., as a Leader in The Forrester Wave™: Video Platforms for the Enterprise, Q1 2013 report. Revenue for the Qumu enterprise software business is expected to grow by more than 50% in 2013.

Social business trends are driving increased use of video for enterprise communication and collaboration. Qumu provides the tools, infrastructure and service enterprises require to better create, distribute, secure and measure video. The company’s innovative solutions release the power in video to fully engage and empower employees, partners, clients and their customers.

“Video is a catalyst for richer business communication,” said Sherman Black, CEO of Rimage. “We are focused on helping enterprises use video to get the most from their social business investments.”

Rimage will remain a product brand for the company’s industry-leading CD/DVD/Blu-ray Disc™ publishing equipment. “We remain committed to our Rimage Disc Publishing business,” said Mr. Black. “Our Rimage product line is anticipated to continue generating cash to fuel our overall company growth.”

The name change will take effect in Q3 2013. Rimage will work with its customers, partners and suppliers to ensure a smooth transition of its operations to implement this change.

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their customers, employees, and partners.  Rimage’s Qumu business is a leader in the rapidly growing enterprise video communications market. Qumu provides the tools, infrastructure and service enterprises require to better create, distribute, secure and measure video. The company’s innovative solutions release the power in video to fully engage and empower employees, partners, clients and their customers. Rimage’s enterprise software and disc publishing solutions enable businesses to securely deliver their videos, documents, audio files and images in today’s multi-platform, multi-device world. Rimage supplies thousands of customers in North America, Europe and Asia with industry-leading solutions that increase engagement, collaboration and control. Additional information can be found at www.rimage.com.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:

James Stewart, CFO

Rimage Corporation

952/683-7878

All Other Contacts:

Pete Steege, Director of Marketing Communications

Rimage Corporation

952/683-7879

Companies:

Qumu®, Rimage®

People:

Sherman Black, CEO of Rimage

Tags and keywords:

Qumu, Rimage, enterprise video, enterprise video platform, disc publishing, brand change, rebrand, Forrester, Forrester Wave